Exhibit 3.1
CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION

OF

GENESIS PHARMACEUTICALS ENTERPRISES, INC.

Genesis Pharmaceuticals Enterprises, Inc., a corporation organized and existing under the laws of the State of Florida does hereby certify as follows:

1.           The name of the corporation is Genesis Pharmaceuticals Enterprises, Inc. (the “Corporation”):

2.           The articles of incorporation of the Corporation are hereby amended by striking out Article I thereof and by substituting in lieu of said Article the following new Article I:

“The name of the corporation is Jiangbo Pharmaceuticals, Inc.”

The amendment of the articles of incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 607.1002 of the Florida Business Corporation Act, by at least a majority of the directors who have been elected and qualified.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its Chief Executive Officer on this __ day of April, 2009.

GENESIS PHARMACEUTICALS ENTERPRISES, INC.

By:___________________________________

Name: Cao Wubo

Title: Chief Executive Officer